Exhibit 23.3

Consent of Independent Registered Public Accountants

The Board of Directors of Atlantic Power Corporation

We consent to the use of our report to the directors of Atlantic Power Corporation (the “Company”) on the consolidated balance sheet of the Company as at December 31, 2009 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2009 and the financial statement schedule “Schedule II Valuation and Qualifying Accounts” dated April 12, 2010 except as to notes 4, 8 and 17 which are as of May 26, 2010 and as to notes 2(a) and 16 which are as of June 16, 2010 incorporated by reference in this Registration Statement on Form S-8.

Our audit report on the consolidated financial statements of the Company contains an explanatory paragraph stating that: on January 1, 2009, the Company adopted FASB ASC 805, Business Combinations and on January 1, 2008, the Company changed its method of accounting for fair value measurements in accordance with FASB ASC 820 Fair Value Measurements.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

March 18, 2011